Amendment to Subadvisory Agreement

for AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO

AST Investment Services, Inc., PGIM Investments LLC and Goldman Sachs Asset Management, L.P. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as April 11, 2011, as amended May 1, 2014, by and among AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC), and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Goldman Sachs Large-Cap Value Portfolio as follows:

  Exhibit A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Goldman Sachs Asset Management, L.P. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, l.P.

By: /s/ Zeeshan Razzaqui

Name: Zeeshan Razzaqui

Title: Managing Director

Effective Date as Revised: June 1, 2018

SCHEDULE A

Advanced Series Trust

AST Goldman Sachs Large-Cap Value Portfolio

As compensation for services provided by Goldman Sachs Asset Management, L.P. (“GSAM”), AST Investment Services, Inc. (“ASTIS”) and PGIM Investments LLC (“PGIM Investments”) (collectively, the “Manager”), as applicable, will pay GSAM an advisory fee on the net assets managed by GSAM that is equal, on an annualized basis, to the following:

Portfolio	Proposed Subadvisory Fee*
AST Goldman Sachs Large-Cap Value Portfolio	0.21% of average daily net assets up to $750 million; 0.20% of average daily net assets over $750 million

*GSAM has agreed to a voluntary subadvisory fee waiver arrangement that applies across each of the portfolios or sleeves of portfolios subadvised by GSAM that are managed by the Manager. The waiver is based on the following percentages based on the combined average daily net assets of each of the portfolios or sleeves of portfolios subadvised by GSAM:

—Combined assets up to $1 billion: 2.5% fee reduction

—Combined assets between $1 billion and $2.5 billion: 5.0% fee reduction

—Combined assets between $2.5 billion and $5.0 billion: 7.5% fee reduction

—Combined assets above $5.0 billion: 10.0% fee reduction

Effective Date as Revised: June 1, 2018